UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

February 16, 2007 Date of Report (Date of earliest event reported)

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

157 Technology Drive Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

(949) 788-6700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 16, 2007, we issued a press release, announcing the completion of the submission of the New Drug Application, or NDA, to the U.S. Food and Drug Administration, or FDA, for satraplatin, our lead drug candidate for the treatment of hormone refractory prostate cancer, or HRPC, for those patients who have failed prior chemotherapy. Pursuant to the terms of a License Agreement dated August 28, 2001, as amended (the “License Agreement”) by and between us and Johnson Matthey, PLC, or Johnson Matthey, we are required to pay to Johnson Matthey $500,000 in shares of our common stock (or approximately 81,000 shares) upon the submission of the complete NDA filing and $500,000 in cash upon acceptance of the NDA by the FDA. On February 23, 2007, we agreed to amend the License Agreement to pay Johnson Matthey $500,000 in cash in lieu of the shares of our common stock. Milestone payments are payable within thirty (30) days of the achievement of the milestone. In 2002, we out-licensed worldwide rights to satraplatin to GPC Biotech AG. GPC Biotech is obligated to pay us $4 million upon acceptance of the NDA by the FDA.

Under the License Agreement with Johnson Matthey, we in-licensed the worldwide rights to satraplatin for treating cancer. We have paid Johnson Matthey an upfront fee and one milestone payment and we are required to make additional payments based upon achievement of certain milestones and royalties based on any net sales, if any, if and when a commercial drug is approved and sales are initiated.

Copies of the recent amendment to the License Agreement and the press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Documents
10.1+	Second Amendment to License Agreement by and between the Registrant and Johnson Matthey PLC dated February 23, 2007
99.1+	Press Release dated February 16, 2007

+	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2007

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Rajesh C. Shrotriya, M.D.
Name:	Rajesh C. Shrotriya, M.D.
Title:	Chairman, CEO & President

EXHIBIT INDEX

Exhibit	Description of Documents
10.1+	Second Amendment to License Agreement by and between the Registrant and Johnson Matthey PLC dated February 23, 2007
99.1+	Press Release dated February 16, 2007

+	Filed herewith.